Filed Pursuant To Rule 433

Registration No. 333-217785

January 29, 2018

Case Study CONSTRUCTING PORTFOLIOS WITH SPDR® GOLD SHARES (GLD®) State street global advisors spdr

Case Study | Constructing Portfolios with SPDR® Gold Shares (GLD®) Strategic Allocation to GLD in a Global Multi-Asset Portfolio A recent paper, “A Case for Global Diversification: Harnessing the Global Multi-Asset Market Portfolio” by State Street Global Advisors Investment Solutions Group (ISG),1 examined the global investable opportunity set and its implications for investors. They defined the Global Multi-Asset Market Portfolio (GMP) as the portfolio consisting of all investable capital assets, where the proportion invested in each asset corresponds to that asset’s market value divided by the sum of the market value of all assets in the portfolio. It is the sum of all investors’ holdings and a de facto proxy for the investable opportunity set available to all investors globally, or what is usually known as the ‘market portfolio.’ We examined the results of adding an allocation to GLD comprising 2%, 5%, and 10% of a multi-asset portfolio under a hypothetical scenario. The hypothetical portfolio is based on the concept of the GMP developed by State Street Global Advisors ISG and incorporates additional assumptions for the purpose of our case study. We constructed the hypothetical global multi-asset portfolio by: Replicating the asset classes in the GMP with non-investable market indices; Slightly adjusting each asset weighting in the GMP to also include commodities in the portfolio and assume no gold exposure at the start (Portfolio A) and; Subtracting the weight equally from the equities and government-bonds asset classes (two asset classes with the highest weights) to add in GLD at 2% (Portfolio B), 5% (Portfolio C) and 10% (Portfolio D). Returns of the hypothetical blended portfolios cover the period between January 1, 2005 and December 31, 2017, and the hypothetical portfolios were rebalanced every 12 months to maintain target portfolio weights. From the results shown in Figure 1, we found that under our hypothetical scenario: Portfolios B, C and D had higher Sharpe ratios, lower maximum drawdowns and lower standard deviations with higher returns compared to Portfolio A; Portfolio D had the highest Sharpe Ratio (0.53) and highest cumulative return (122.95%); Portfolio D had the lowest maximum drawdown (-25.11%). The results illustrated that under this hypothetical scenario using broad indices to represent various asset classes that includes allocations of anywhere from 2% to 10% to GLD right after the ETF’s inception, the portfolios with allocations to GLD (Portfolios B, C and D) have outperformed the multi asset portfolio with identical exposure to indices but without equivalent allocations to GLD (Portfolio A). From an asset allocation perspective, hypothetical portfolios with a GLD allocation had better risk-adjusted returns. 1 Frederic Dodard and Abigail Greenway, A Case For Global Diversification: Harnessing the Global Multi-Asset Market Portfolio, IQ Insights, State Street Global Advisors ISG EMEA, 2015. Figure 1: Hypothetical Blended Portfolio Results Porfolio GLD Allocation % Annualized Return % Cumulative Return % Annualized Standard Deviation % Sharpe Ratio* Maximum Drawdown (%) A 0 5.98 112.67 10.08 0.47 -28.00 B 2 6.06 114.74 9.97 0.49 -27.43 C 5 6.17 117.83 9.82 0.50 -26.56 D 10 6.36 122.95 9.62 0.53 -25.11 * Assumes risk-free rate of Citigroup 3-month T-bills. Source: Bloomberg Finance L.P., StyleADVISOR, State Street Global Advisors, as of December 31, 2017. Past performance is not a guarantee of future results. Index returns are unmanaged and do not reflect the deduction of any fees or expenses. Index returns reflect all items of income, gain and loss and the reinvestment of dividends and other income. Returns do not represent those of a specific product managed by State Street Global Advisors Funds Management, Inc, but were achieved by mathematically combining the actual performance data of the constituents as listed in Figure 1, according to their weightings detailed in Figure 1. Performance of the hypothetical blended portfolio assumes no transaction and rebalancing costs, so actual results will differ. Performance of SPDR® Gold Shares (GLD®) reflects annual expense ratio of 0.40 percent. All data based on monthly measures of performance. GLD’s performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month end performance. State Street Global Advisors

State Street Global Advisors 3 Case Study | Constructing Portfolios with SPDR® Gold Shares (GLD®) Figure 2: Asset Class Weightings for Hypothetical Blended Portfolios A, B, C and D Weighting (%) Asset Class Index Portfolio A Portfolio B Portfolio C Portfolio D Equity MSCI All Country World Index 40 39 37.5 35 Total Equity 40 39 37.5 35 Government Bonds Bloomberg Barclays Global Aggregate Government Bond Index 25 24 22.5 20 IG Credit Bloomberg Barclays Global Aggregate Corporation Bond Index 16 16 16 16 Inflation Linked Bonds Bloomberg Barclays World Inflation Linked Bond Index 2 2 2 2 HY Bonds Bloomberg Barclays Global Corporate High Yield Bond Index 2 2 2 2 EM Debt Bloomberg Barclays Emerging Markets USD Aggregate Bond Index 5 5 5 5 Total Fixed Income 50 49 47.5 45 Real Estate Global Property Research General Index9286 4 4 4 4 Private Equity LPX Composite Listed Private Equity Index 4 4 4 4 Commodities Bloomberg Commodity Index 2 2 2 2 Gold SPDR® Gold Shares (GLD®) 0 2 5 10 Total Alternative 10 12 15 20 Portfolio Total 100 100 100 100 Source: State Street Global Advisors as of December 31, 2017. The asset allocation scenario is for hypothetical purposes only and is not intended to represent a specific asset allocation strategy or recommend a particular allocation. Each investor’s situation is unique and asset allocation decisions should be based on an investor’s risk tolerance, time horizon and financial situation. It is not possible to invest directly in an index.

Hypothetical blended portfolio performance methodology Returns do not represent those of a fund but were achieved by mathematically combining the actual performance data of MSCI AC World Daily TR Index, Bloomberg Barclays Global Aggregate Government Bond Index, Bloomberg Barclays Aggregate Global Corporate Bond Index, Bloomberg Barclays Emerging Markets Debt Index, Global Property Research General Index, S&P Listed Private Equity Index, Bloomberg Barclays World Inflation Linked Bond Index, Bloomberg Barclays Global Corporate High Yield Index, S&P GSCI Index, and SPDR® Gold Shares (GLD®) between September 1, 2005 and December 31, 2017. Each portfolio is re-balanced at the beginning of each year to maintain target portfolio weights. The performance assumes no transaction and rebalancing costs, so actual results will differ. Important Risk Information The views expressed in this material are the views of George Milling- Stanley, Robin Tsui, Howard Wen and Diego Andrade and are subject to change based on market and other conditions. This document contains certain statements that may be deemed forward-looking statements. Please note that any such statements are not guarantees of any future performance and actual results or developments may differ materially from those projected. All information has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. There is no representation or warranty as to the current accuracy, reliability or completeness of, nor liability for, decisions based on such information and it should not be relied on as such. The information provided does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’ sparticular investment objectives, strategies, tax status or investment horizon. You should consult your tax and financial advisor. All material has been obtained from sources believed to be reliable. There is no representation or warranty as to the accuracy of the information and State Street shall have no liability for decisions based on such information. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. There can be no assurance that a liquid market will be maintained for ETF shares. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Government bonds and corporate bonds generally have more moderate short-term price fluctuations than stocks, but provide lower potential long-term returns. Foreign investments involve greater risks than U.S. investments, including political and economic risks and the risk of currency fluctuations, all of which may be magnified in emerging marketAsset Allocation is a method of diversification which positions assets among major investment categories. Asset Allocation may be used in an effort to manage risk and enhance returns. It does not, however, guarantee a profit or protect against loss. Diversification does not ensure a profit or guarantee against loss. Investments in small-sized companies may involve greater risks than in those of larger, better known companies. Equity securities may fluctuate in value in response to the activities of individual companies and general market and economic conditions. Bonds generally present less short-term risk and volatility than stocks, but contain interest rate risk (as interest rates raise, bond prices usually fall); issuer default risk; issuer credit risk; liquidity risk; and inflation risk. These effects are usually pronounced for longer-term securities. Any fixed income security sold or redeemed prior to maturity may be subject to a substantial gain or loss. International Government bonds and corporate bonds generally have more moderate short-term price fluctuations than stocks, but provide lower potential long-term returns. Increase in real interest rates can cause the price of inflation-protected debt securities to decrease. Interest payments on inflation-protected debt securities can be unpredictable. Investing in high yield fixed income securities, otherwise known as junk bonds, is considered speculative and involves greater risk of loss of principal and interest than investing in investment grade fixed income securities. These Lower-quality debt securities involve greater risk of default or price changes due to potential changes in the credit quality of the issuer. Investing in futures is highly risky. Futures positions are considered highly leveraged because the initial margins are significantly smaller than the cash value of the contracts. The smaller the value of the margin in comparison to the cash value of the futures contract, the higher the leverage. There are a number of risks associated with futures investing including but not limited to counterparty credit risk, currency risk, derivatives risk, foreign issuer exposure risk, sector concentration risk, leveraging and liquidity risks. Derivative investments may involve risks such as potential illiquidity of the markets and additional risk of loss of principal. The use of leverage, as part of the investment process, can multiply market movements into greater changes in an investment’s value, thus resulting in increased volatility of returns. Growth stocks may underperform stocks in other broad style categories (and the stock market as a whole) over any period of time and may shift in and out of favor with investors generally, sometimes rapidly. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. Investing involves risk, and you could lose money on an investment in GLD. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Shares Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. © 2018 State Street Corporation. All Rights Reserved. ID11784-1997195.1.1.NA.RTL 0118 Exp. Date: 04/30/2018

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.